UBS Hedge Fund Solutions LLC (“HFS”) Personal Trading/Code of Ethics Internal

UBS Hedge Fund Solutions LLC1

(“HFS”) Personal Trading / Code of

Ethics

OR Taxonomy: Employment Related Risks

Owner/Issuer: Chief Compliance Officer of UBS Hedge Fund Solutions LLC

Why do we have this policy?

Personal trading presents one of the greatest potential risks to any investment adviser. As a fiduciary, an adviser owes its duty of loyalty to its clients first. By trading in the same securities and other investments as we trade for our clients, there is the potential to front-run, “scalp,” or even take away an investment opportunity from one of our clients for one’s own account.

As you read on, you’ll find that our Code of Ethics requires some very detailed reporting (initial, periodic and annual); pre-clearance; short-term trading bans; and other monitoring designed to mitigate many of the types of conflicts that we may encounter. This is not a guarantee that we will never face a conflict of interest between personal trading of our employees and our clients; but it is designed to manage and mitigate those conflicts.

Supervisors of investment professionals have a special duty to pre-clear/ approve their supervised person’s personal trades only when they believe that there is little possibility to harm client executions from potential front-running, scalping, or taking an opportunity away from a client.

Applicability

Location	Americas

Legal Entity	UBS Hedge Fund Solutions LLC

Business Division	Asset Management

Business Area / Function	All

Roles	All

Summary of Key Requirements
The risks addressed by this policy include:
–	Engaging in front running or scalping
–	Purchasing investments for personal accounts instead of offering to client accounts (i.e. IPOs, private placements, etc.)
–	Failure of each employee must comply with all applicable Federal securities laws
–	Failure of each employee must promptly report any violations of law or company policy to the Chief Compliance Officer

Infringements of this policy may result in disciplinary action including dismissal.

[1]	This Code is also adopted by the Funds (as defined herein) registered under the Investment Company Act of 1940 (“1940 Act”).

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Table of Contents

Introduction		3
1.	Types of Accounts	5
1.1	Covered Accounts	5
1.2	Joint Accounts	5
1.3	Investment Clubs	5

2.	Establishing Covered Accounts	6
2.1	Use of Brokers	6
2.2	Discretionary Accounts	6

3	Reporting	7

4	Providing the Compliance Department with Duplicate Account Statements and Trade Confirmations	7

5.	Trading Restrictions (section 5 is not applicable to the Registered Funds Independent Directors and the Unaffiliated Interested Director)	7
5.1	Pre-clearance Requirements	7
5.2	Trading Frequency	8
5.3	Holding Period	8
5.4	Prohibited Transactions	10
5.5	Initial Public Offerings	10
5.6	Investment in Partnerships and Other Private Placements	10
5.7	Options	10
5.8	Futures	11

6	Reporting and Certification Requirements	11
6.1	Holdings Report and Certification	11
6.2	Quarterly Transactions Report for Access Persons	11

7.	Administration and Enforcement	12
7.1	Review of Personal Trading Information	12
7.2	Sanctions and Remedies	12
7.3	Exceptions	12
7.4	Delivery of the Code of Ethics	12

8	Annual Review	13

Procedures to UBS Hedge Fund Solutions LLC Personal Trading/Code of Ethics		14

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EIA is the online Employee Information and Approval systems. EIA can be found at goto/EIA.

Introduction

This Hedge Fund Solutions LLC’s (“HFS” or the “Adviser”) Code of Ethics (the “Code”) is designed to ensure, among other things, that all Access Persons of HFS (defined below) conduct their personal securities transactions in a manner where clients’ interests are placed first and foremost. The Code is designed to prevent and detect conflicts of interests (real or perceived) between our Access Persons and our Advisory Clients (“Advisory Client” means any client (including but not limited to funds registered under the Investment Company Act of 1940 (“Registered Funds”), hedge funds and separate accounts) 2 for which HFS serves as an investment adviser or sub adviser, to whom it renders investment advice, or for whom it makes investment decisions, that may arise due to personal investing activities

It is fundamental that the persons governed by this Code understand and accept the fiduciary responsibility that is owed to Registered Funds and, as applicable, to all other Advisory Clients. In furtherance of this fiduciary duty, persons subject to this Code will at all times:

–	Adhere to the highest standards of ethical conduct;
–	Place the interests of the Registered Funds and other Advisory Clients first;
–

Effect all personal securities transactions consistent with this Code in such a manner so as to avoid any actual or potential conflict of interest with the Registered Funds and other Advisory Clients, and also avoid any abuse of an individual’s position of trust and responsibility;

–	Refrain from taking inappropriate advantage of his or her position with a Registered Fund or the Adviser; and
–	Act at all times in accordance with “Federal Securities Laws” [3] and other applicable laws and regulations.

The Federal Securities Laws include the following two rules, among others:

Rule 17j-1. Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), provides that it is unlawful for any Access Person, in connection with the purchase or sale of any Reportable Security held or to be acquired by a Registered Fund, to:

–	Employ any device, scheme or artifice to defraud the Registered Fund;
–

Make any untrue statement of a material fact to the Registered Fund or omit to state a material fact necessary in order to make the statements made to the Registered Fund, in light of the circumstances under which they are made, not misleading;

–	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Registered Fund; or
–	Engage in any manipulative practice with respect to the Registered Fund.

Rule 17j-1 also provides that Registered Funds and their Advisers and principal underwriters must adopt codes of ethics containing provisions reasonably necessary to prevent Access Persons from violating Rule 17j-1. This Code is designed to comply with the requirements of Rule 17j-1 as it pertains to the Adviser.

Rule 204A-1. Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires that each Adviser establish, maintain and enforce a code of ethics that includes:

–	Standards of business conduct that are required of Access Persons of each Adviser, which standard must reflect the Adviser’s fiduciary obligations and those of its Access Persons;
–	Provisions requiring Access Persons of each Adviser to comply with applicable Federal Securities Laws;

[2]	An investor in a Fund is not a “Client” of the Adviser.
[3]

Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC, the Department of the Treasury, or the Department of Labor (including relevant prohibited transaction exemptions “PTEs”).

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–	Provisions that require all Access Persons of each Adviser to report, and each Adviser to review, personal securities transactions and holdings periodically;
–	Provisions requiring Access Persons of each Adviser to report any violations of this Code promptly to the Chief Compliance Officer (the “CCO”) of the Registered Funds; and
–

Provisions requiring each Adviser to provide its Access Persons with a copy of this Code and to obtain a written acknowledgment from its Access Persons that they have read, understood and agree to abide by this Code and any amendments thereto.

This Code is designed to comply with the requirements of Rule 204a-1.

This Code has been adopted by each of the Registered Funds and their investment adviser.. The Registered Funds’ CCO has determined that at the time of adoption of this Code the principal underwriter does not have any persons employed who would be considered an access person as defined in rule 17j-1 (a)ii. The Fund CCO will reevaluate this determination periodically.

Federal Securities Law and Violations

All employees and supervised persons must comply with all Federal Securities Laws. Employees must report any violation of law or the Code to the Chief Compliance Officer. A matter is deemed to have been reported to the Chief Compliance Officer when an employee reports it to any member of the Legal or Compliance Departments.

Personal Trading

Personal investing activities of employees and Access Persons can create conflicts of interest that may compromise our fiduciary duty to Advisory Clients. As a result, Access Persons must avoid any transaction that involves, or even appears to involve, a conflict of interest, diversion of an Advisory Client investment opportunity, or other impropriety with respect to dealing with an Advisory Client or acting on behalf of an Advisory Client. As fiduciaries, Access Persons must at all times comply with the following principles:

–

Client interests come first. Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of Advisory Clients. If an Access Person puts his/her own personal interests ahead of an Advisory Client’s, or violates the law in any way, he/she will be subject to disciplinary action, even if he/she is in technical compliance with the Code.

–	Avoid taking advantage. Access Persons may not make personal investment decisions based on their knowledge of Advisory Client trading or one’s ability to direct client trading.
–

No front running: engaging in a personal transaction ahead of an Advisory Client with the expectation that the Advisory Client’s transaction will cause a favorable move in the market (i.e. buy for your own account before the buy program for client purchases or sell immediately before the sell program for the client account)

–	No scalping: trading in the opposite direction immediately after a client trade is executed in the same security
–

No investing personally in an investment opportunity that should be offered to a client account first whether earned by the clients’ past trading (such as access to new issues and hot IPOs) or such as certain private placements that could be offered by a broker or through another UBS relationship.

–

No trading on material, non-public information: Access Persons may not make investment decisions based on their knowledge of material, non-public information (inside information) about an issuer. HFS has adopted a Policy Statement on Insider Trading. All access persons are required to read and familiarize themselves with their responsibilities under the Insider Trading Policy. All HFS access persons must annually affirm Compliance with the Insider Trading policy. Investments in equity securities of issuers who control (or derive significant revenues from) the management companies and/or general partners of our investee funds may be restricted.

The Code sets forth detailed policies and procedures that Access Persons of HFS must follow in regard to their personal investing activities. All Access Persons are required to comply with the Code as a condition of continued employment. All Access Persons are required to report any violations of the Code to the Chief Compliance Officer.

Who is subject to the Code? Access Persons.

For purposes of this Code, an Access Person is defined as:

○	Each employee, officer and director of the UBS HEDGE FUND SOLUTIONS LLC (“HFS”) entity

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○

Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities by the Registered Funds for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Registered Funds regarding the purchase or sale of securities.

○	Each director (including Independent Fund Directors[4] and Unaffiliated Interested Fund Directors[5] of the Registered Funds), officer and employee of a Fund;
○	An employee, officer or director of any UBS AG affiliate who is domiciled on the premises of HFS for a period of 30 days or more; and
○

Consultants and other temporary employees hired for a period of 30 days or more whose duties include access to HFS’S technology and systems, and/or trading information in any form, unless they obtain a written exemption from the Compliance Department. Consultants and other temporary employees who are employed for less than a 30-day period, but who have access to HFS’s trading information, will be subject to the reporting requirements.

Note: Independent Fund Directors and Unaffiliated Interested Fund Directors are exempt from certain provision of the Code. These will be identified in the sections to follow.

1.	Types of Accounts

1.1	Covered Accounts

“Covered Account” includes any securities account (held at a broker-dealer, transfer agent, investment advisory firm, or other financial services firm) in which an Access Person has a beneficial interest or over which an Access Person has investment discretion or other control or influence (beneficial interest in an account includes any direct or indirect financial interest in an account). Restrictions placed on transactions executed within a Covered Account also pertain to investments held outside of an account of which an Access Person has physical control, such as a stock certificate. (Covered Accounts also include accounts for which an Access Person has power of attorney, serves as executor, trustee or custodian, and corporate accounts).

1.2	Joint Accounts

Access Persons are prohibited from entering into a joint account with any Advisory Client.

1.3	Investment Clubs

All UBS permanent staff (including external and temporary staff providing service to UBS) are prohibited from participating in investment clubs.

[4]	Independent Fund Director” means a director of a Registered Fund who is not an “interested person” of the such Fund within the meaning of the Section 2(a)(19) of the 1940 Act.
[5]

“Unaffiliated Interested Fund Director” means a director of a Registered Fund who is an “interested person” of such Fund, within the meaning of Section 2(a)(19) of the 1940 Act, but who is not an “interested person” of the Adviser to such Fund under clauses (i) through (iv) of Section 2(a)(19) of the 1940 Act

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2.	Establishing Covered Accounts[6]

2.1	Use of Brokers

Generally, Access Persons may maintain and open new Covered Accounts only with authorized broker-dealers (please see the Compliance Department for the current list of authorized broker-dealers). Any exceptions to this rule must be approved in writing by the Compliance Department (see the compliance officer for the appropriate form). However, Access Persons hired on or before December 31, 2007 and who maintain a Covered Account at an unauthorized broker-dealer that was opened on or before December 31, 2007 may continue to maintain the account with the unauthorized broker provided they submit account statements at goto/EIA.

Initially, Covered Accounts must be disclosed to the Compliance Department at Affirmation Online (accessible at goto/AOL).

The following types of accounts may be maintained without obtaining prior approval or being disclosed to the Compliance Department. Note: Access Persons are required to report all Covered Accounts pursuant to the Reporting and Certification Requirements of Section 6 below.

–

Mutual Fund Only Accounts. Any account that permits an Access Person to only buy and sell shares of open-end mutual funds for which HFS or UBS does not serve as investment adviser or sub adviser and cannot be used to trade any other types of investments like stocks or closed-end funds.

–

401(k) Plans. Any account with a 401(k) retirement plan that an Access Person established with a previous employer, provided that the investments in the plan are limited to open-end mutual funds not advised or sub-advised by HFS or UBS.

–

Investments in the Physical Control of an Access Person. Access Persons may maintain physical possession of an investment (for example, a stock certificate), however, they must be reported in your required holding report as such.

You must obtain approval to maintain the following Covered Accounts:

–

Investments Directly with Issuers (or their Transfer Agents). Access Persons may participate in direct investment plans that allow the purchase of an issuer’s securities without the intermediation of a broker-dealer provided that timing of such purchases is determined by the plan (e.g., dividend reinvestment plans (“DRIPS”)). Such investments must be approved prior to the initial purchase of the issuer’s securities. Once approved, you are not required to pre-clear purchases or sales of shares in the plan, although transactions and holdings must be reported. However, if you withdraw the securities and hold a certificate or transfer them to a brokerage account, subsequent sales are subject to pre-clearance as well as the 30-day holding period.

2.2	Discretionary Accounts[7]

Access Persons must obtain Compliance Department approval in order to open Discretionary Accounts. A “Discretionary Account” is one where all investment decisions are made by a third party who is unrelated to the Access Person or is not otherwise an Access Person. Although Discretionary Accounts are exempt from the provisions of Section 5 (Trading Restrictions) of this Code, they are still Covered Accounts and must comply with all other provisions of this Code, including this Section and Section 6 (Reporting and Certification Requirements). The Compliance Department will only determine an account to be a Discretionary Account upon receipt of evidence to the reasonable satisfaction of UBS, that the account holder has neither prior knowledge of nor ability to influence investment decisions in respect of the account.

The Compliance Department reserves the right to revoke Discretionary Account status and to subject all of the account’s trades to pre-clearance and other requirements of this Code. Discretionary Accounts may not be used to undermine these procedures.

[6]	Not applicable to the Registered Funds Independent Directors

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3	Reporting

Access Persons are responsible for updating the AOL (goto/aol) at the time any Covered Account is opened and immediately upon making or being notified of a change in ownership or account number, unless you are a Director of the Registered Funds. AOL will require submission of the broker name, name of the account, the date the account was opened, account number (if new account) or if the account number changed the new number and effective date of the change.

4	Providing the Compliance Department with Duplicate Account Statements and Trade Confirmations[7]

For accounts at Unauthorized Brokers, Access Persons must submit duplicate account statements at a minimum on a monthly basis at goto/EIA.

Access Persons are not required to provide duplicate trade confirmations and statements for Mutual Fund Only Accounts. However, any mutual fund holdings for which an affiliate of UBS serves as manager or investment adviser must be reported.

5.	Trading Restrictions (section 5 is not applicable to the Registered Funds Independent Directors)

“Security” means any interest or instrument commonly known as a security, whether in the nature of debt or equity, including any option, futures contract, shares of registered open-end investment companies (mutual funds) advised or sub advised by UBS, warrant, note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or any participation in or right to subscribe to or purchase any such interest or instrument. For purposes of these trading restrictions and the reporting requirements described in Sections 5 and 6, the term “Security” does not include U.S. government bonds, bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements), or shares of registered open-end investment companies (mutual funds) for which HFS or UBS do not serve as investment adviser or sub adviser.

5.1	Pre-clearance Requirements

Access Persons must obtain prior written approval before purchasing, selling or transferring any security, or exercising any option (except as noted below):

–	Requesting Pre-clearance. Access Persons will pre-clear transactions through an automated electronic system (goto/MyTrades)
–

Execute Before the Approval Expires. A pre-clearance approval for a transaction is effective for 24 hours after which approval is given (regardless of time) for U.S. based employees. If a trade is not fully executed by 24 hours, a new pre-clearance approval must be obtained before the order (or the unfilled portion of the order) can be executed.

7 Not applicable to the Registered Funds Independent Directors

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–

UBS AG Securities. Access Persons should follow the pre-clearance process described above when dealing in UBS securities. Note: Any Access Person who possesses material nonpublic information regarding UBS AG is prohibited from engaging in transactions in UBS securities. Employees who have been notified that they are Restricted Persons or other UBS persons could be notified of additional restrictions at times. Employees should consult the UBS Global Policy on Personal Investment (1-P-000359).

–	Exceptions. Access Persons do not need to pre-clear the following types of transactions:
○	Open-End Investment Company Shares (Mutual Funds), including Mutual Funds offered within a 529 College Savings Plan. Purchases and sales of Mutual Funds do not require pre-clearance.
○	Unit Investment Trusts (UITs). Purchases and sales of unit investment trusts do not require pre-clearance.
○	Exchange Traded Funds (ETFs) and Exchange Traded Notes (ETNs). Purchases and sales of ETFs and ETNs do not require pre-clearance
○

UCITS Funds - generally will not require preclearance. However, in the case where a Hedge Fund manager for a sub-fund held in an HFS managed product is the manager to the UCITS vehicle, preclearance will be required. Employees will need to obtain their manager’s approval and will then also need to obtain Compliance approval. The manager, in considering whether to approve the requested transaction shall consider the potential for conflict of interest and the employee shall certify that the UCITS trade is not based on knowledge of planned trading activity by HFS in the Hedge Fund.

○

Certain Corporate Actions. Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities do not require pre-clearance.

○

Rights. Acquisition of securities through the exercise of rights issued by an issuer prorata to all holders of a class of its securities, to the extent the rights were acquired through the rights offering and not through the secondary market.

○

UBS Savings and Investment Plan and Third-Party 401(k) Plans. Any transaction in these plans is generally exempt from the pre-clearance requirements, unless the plan permits an Access Person to trade individual securities (e.g., shares of stock), in which case such transactions are subject to pre-clearance.

○

Futures and Options on Currencies and Broad Based Indices. An Access Person is not required to pre-clear transactions in futures and options on currencies or on a broad-based securities index. The term “Broad-Based Securities Index” is not easily defined. Generally, a Broad-Based Securities Index covers a wide range of companies and industries. Only futures and options on a Broad-Based Securities Index are exempt from the pre-clearance requirement. If you are unsure as to whether a particular index qualifies as a Broad-Based Securities Index under the Code, you should consult the Compliance Department. Note: Options on ETFs/ETNs are required to be pre-cleared.

○	Transactions in Discretionary Accounts. Except under certain circumstances, an Access Person is not required to pre-clear transactions in a Discretionary Account.
○	Municipal Bonds. Transactions in municipal bonds do not need to be pre-cleared but are subject to the reporting requirements.

Note: Some transactions, including those exempt from the pre-clearance requirement may nevertheless be subject to the reporting requirements (See Sec. 6).

5.2	Trading Frequency

In order to ensure that Access Persons are not distracted from servicing Advisory Clients, Access Persons must avoid personal investment activity that consumes excessive time, attention or interferes with the performance of their duties for UBS or UBS clients. This may include the size, frequency, or complexity of the investment activity.

5.3	Holding Period

If an Access Person is required to pre-clear a transaction in a security, he/she also must hold the security for 30 days. As a result, Access Persons may not:

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–	buy a security or Related Investment within 30 days after selling that security or Related Investment; or
–	sell a security or Related Investment within 30 days after purchasing that security or Related Investment.

“Related Investments” are investments whose value is based on or derived from the value of another security, including convertible securities and derivative securities such as options, futures and warrants. Rolling futures and options positions is permitted provided the other pre-clearance requirements are met and the trades are done simultaneously.

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Exceptions

–

If a security has declined in value by 20% or more from its original purchase price or in cases of financial hardship or pressing financial need provided the financial instrument is not on a relevant restricted, grey or similar list, an Access Person may be permitted sell the security prior to the expiration of the relevant holding period, with prior approval from the Compliance Department.

–	If you receive restricted stock as part of your compensation, you are not required to hold it for 30 days after it vests.

5.4	Prohibited Transactions

HFS views the following transactions as especially likely to create conflicts with Advisory Client interests. Access Persons are therefore prohibited from engaging in the following transactions:

–	Naked Short Sales. Access Persons are prohibited from entering into a net short position with respect to any security that is held by an Advisory Client.
–

Futures. Purchase or sale of futures that are not traded on an exchange, as well as options on any type of futures (exchange-traded or not) are prohibited. This prohibition does not apply to currency forwards (futures or otherwise).

–	ETF/ETN Short Sales. An ETF or ETN may be sold short for hedging purposes only with Compliance preapproval.

5.5	Initial Public Offerings

Access Persons may acquire securities in an initial public offering upon receiving pre-clearance from the Compliance Department and, if applicable, their supervisors. In the event that an Access Person holds securities in a company that has announced that it will engage in an IPO, he/she must immediately notify the Compliance Department.

5.6	Investment in Partnerships and Other Private Placements

Access Persons are permitted to acquire interests in general partnerships and limited partnerships, and to purchase privately placed securities, provided they obtain prior approval from the Compliance Department. Prior to Compliance granting approval, the investment may be reviewed on an ad hoc basis by knowledgeable, independent investment personnel. Once approved, additional capital investments (other than capital calls related to the initial approved investment) require a new approval. Access Persons requesting permission must submit a request via EIA (goto/EIA).

5.7	Options

–

Call Options. An Access Person may purchase a call option on an individual security or ETF/ETN only if the call option has a period to expiration of at least 30 days from the date of purchase and the Access Person either (1) holds the option for at least 30 days prior to sale or (2) holds the option and, if exercised, the underlying security, for a total period of 30 days. (Similarly, if you choose to exercise the option, you may count the period during which you held the call option toward the 30-day holding period for the underlying security or ETF/ETN.)

An Access Person may sell (write) a call option on an individual security or ETF/ETN only if he/she has held the underlying security (in the corresponding quantity) for at least 30 days (a “Covered Call”).

–

Put Options. An Access Person may purchase a put option on an individual security or ETF/ETN only if the put option has a period to expiration of at least 30 days from the date of purchase and the Access Person holds the put option for at least 30 days. If an Access Person purchases a put on a security he/she already owns (Put Hedge), he/she may include the time he/she held the underlying security towards the 30-day holding period for the put.

An Access Person may not sell (write) a put on an individual security or ETF/ETN, unless it is part of a spread on a hedged strategy or trade.

–

Writing Options for Hedging Purposes. Access Persons may write options to hedge securities or options that they hold provided they have held the security or option for its relevant holding period or it is part of an option spread transaction that will be held for at least 30 days.

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Note: Access Persons must obtain pre-clearance approval to exercise an option on an individual security as well as to purchase or sell such an option.

5.8	Futures

An Access Person may purchase and sell exchange-traded futures and currency forwards. Purchases and sales of futures contracts on an individual security are subject to pre-clearance requirements (See Section 5.1 above). Purchases and sales of all futures contracts are subject to the holding period requirement (See Section 5.3 above).

Note: Access Persons must obtain pre-clearance approval to purchase or sell futures contracts on an individual security.

6	Reporting and Certification Requirements

Note : the following is all reported in the Affirmation on Line System (goto/AOL)

6.1	Holdings Report and Certification

Within 10 days after an Access Person commences employment, he/she must certify that:

1.	he/she has read and understands the Code;
2.	he/she will comply with its requirements;
3.	he/she has disclosed or reported all personal investment holdings (whether held personally or in accounts); and
4.	he/she has disclosed or reported all accounts required to be disclosed or reported.

Independent Directors of the Registered Funds, who would be required to make a report solely by reason of being a Fund Director, need not submit a initial holding report. Annually, Access Persons must report their holdings to compliance within 45 days of the reporting date, and certify that they have read and understand the Code. The holdings report must contain the following information: title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security, the name of any broker, dealer, transfer agent, administrator or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit, and the date the access person submits the report.

Exceptions: Access Persons are not required to report holdings in:

–	U.S. Government Securities (Access Persons are required to report transactions in Fannie Maes and Freddie Macs.)
–

Money Market Instruments (Money Market Instruments include bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements.

–

Accounts over which an Access Person has no direct or indirect influence or control. However, Access Persons are required to include in initial and annual holdings reports the name of any broker-dealer or bank with which the Access Person has an account in which any securities are held for his/her direct or indirect benefit.

–	Open-end mutual funds not affiliated with UBS.

6.2	Quarterly Transactions Report for Access Persons

Within 30 days of the end of each calendar quarter, Access Persons must file a report of all securities transactions on a Quarterly Transactions Report unless a duplicate confirmation or similar document was sent to the Compliance Department contemporaneously with the transaction. In addition, Access Persons are required to report any account opened during the quarter in which securities were held during the quarter (this includes accounts that hold those securities described above in Section 5.1).

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Independent Fund Directors and their Immediate Families are required to submit a Quarterly Securities Transaction Report only if they knew, or in the ordinary course of fulfilling their official duties as a director of a Registered Fund should have known, that a Registered Fund had traded the same security within the prior 15 days or would be trading the same security within the next 15 days. The Quarterly Securities Transaction Report must be submitted to the CCO no later than 30 days after the end of each calendar quarter. HFS Compliance shall send an email reminder with Appendix B at the end of each calendar quarter to the Registered Funds Independent Directors.

7.	Administration and Enforcement

7.1	Review of Personal Trading Information

All information regarding an Access Person’s personal investment transactions, including the reports required by Section 6, will be reviewed by the Compliance Department. All such information may also be available for inspection by the Chief Executive Officer and Legal Counsel of HFS, any party to which any investigation is referred by any of the foregoing, an Access Person’s supervisor (where necessary), the Securities and Exchange Commission, any self-regulatory organization of which HFS is a member, and any state securities commission.

7.2	Violations

Prompt internal reporting of any violations of the Code should be reported immediately to HFS Compliance.

7.3	Sanctions and Remedies

If the Compliance Department determines that an Access Person has violated the Code, it may, in consultation with senior management, impose sanctions and take other actions deemed appropriate, including issuing a warning or letter of education, suspending or limiting personal trading activities, imposing a fine, suspending or terminating employment, and/or informing regulators if the situation warrants. As part of any sanction, the Compliance Department may require the violator to reverse the trade(s) in question and forfeit any profit or absorb any loss from the trade. Senior management will determine the appropriate disposition of any money forfeited pursuant to this section.

7.3	Exceptions

Legal and Compliance periodically reviews the effectiveness of this policy in light of changes in industry standards, legal requirements and securities market changes. As such, situations may arise in which Legal and Compliance may believe an exception could be granted. Such exceptions will only be granted if Legal and Compliance believe the essence of the policies enumerated would not be violated, clients would not be harmed and the exception would not conflict with applicable law or regulation.

7.4	Delivery of the Code of Ethics

Compliance will provide Access Persons with a copy of the Code of Ethics and any amendments and will require Access Persons to acknowledge in writing (which includes by electronic means) that they have received a copy of the Code of Ethics and any amendments. By clicking “Reviewed” or, for new employees, by completing the appropriate forms, you certify that you have: a) received a copy of the Code of Ethics; b) read and understand all provisions of the Code of Ethics; and c) agree to comply with the terms of the Code.

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8	Annual Review

The CCO will review the adequacy of this Code and the effectiveness of its implementation at least annually and make recommendations for updating as a result of any changes in the regulations or changes in procedures. The CCO, or his/her designee, will provide a written report, at least annually, to the Registered Fund’s Board summarizing:

–	Compliance with the Code for the period under review;
–	Violations of the Code for the period under review;
–	Sanctions imposed under the Code during the period under review;
–	Changes in policies and procedures recommended for the Code; and
–	Any other information requested by the Board.

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Procedures to UBS Hedge Fund Solutions LLC

Personal Trading/Code of Ethics

Supervisors
Ad Hoc

Consultants and temporary employees with access to trading information and whose employment is expected to be longer than 30 days, are also covered by the Policy. The Supervisor of the area that engaged the consultant is responsible for notifying Legal and Compliance.

Compliance
Ad Hoc

Responsible for sending the 407 letter or other notification to brokers requesting that duplicate trade confirmations be sent to Compliance or accounts be added to the data feeds from the brokers. However, the Access Person is responsible for ensuring that the broker sends duplicate copies of trade confirmations. Compliance maintains a list of all Access Persons and their brokerage accounts.

Ad Hoc	Generally, pre-clearance is executed via MyTrades. MyTrades automatically checks against the restricted list and pre-clearance approval/denial is completed within the software.
Monthly

Central Compliance receives duplicate confirms or data feeds for employee transactions and loads this information to GTPS to ensure pre-clearance requests were properly pre-cleared and also GTPS checks sales transactions to ensure that the security was held for the required periods.

Ad Hoc

Central Compliance follow’s up with brokers if they have not received any monthly statements. Employees must certify annually whether they have opened any new brokerage accounts previously not reported.

Annual

Have every Access Person certify annually that they have received and understand the Code of Ethics and to certify their brokerage accounts and report all of their holdings. The annual holdings report and code certification are generally completed through Affirmation Online (AOL).

On Going	Record Retention:

This Code of Ethics, a copy of each Securities Transaction Report, any written report issued hereunder by the Compliance Officer or the CCO, and lists of all persons required to make reports hereunder shall be preserved with HFS records for the period required by Rule 17j-1(f) and Rule 204-2(a)(12) & (13). HFS shall maintain the following records:

–	A copy of the Code and any Codes of Ethics that have been in effect within the previous five years.
–

Any record of any violation of the Code and any action taken as a result of the violation. These records shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

–

A copy of each report made by an Access Person as required by the Code, including any information provided in lieu of the periodic reports. These records shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information provided, the first two years in an easily accessible place.

–

A record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports. These records shall be maintained in an easily accessible place.

–

A copy of each decision to approve a Private Placement or IPO by an Access Person. These records must be maintained for at least five years after the end of the fiscal year in which the approval is granted.

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Appendix A

INITIAL ACKNOWLEDGMENT BY INDEPENDENT FUND DIRECTORS and UNAFFLIATED

INTERESTED DIRECTORS OF RECEIPT OF CODE OF ETHICS AND THE POLICY ON INSIDER

TRADING (COLLECTIVELY, THE “CODES”)

I acknowledge that:

1.

I have received the UBS HFS Code of Ethics and Policy on Insider Trading and certify that I will comply with the provisions of the Codes applicable to Independent Directors or Unaffiliated Interested Directors.

2.	I agree to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Codes.

3.	I will, at all times, act in accordance with the Federal Securities Laws, including the requirement to not trade while in the possession of material non-public information.

Date:

Print Name:

Signature:

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Appendix B

QUARTERLY SECURITIES TRANSACTION REPORT

FOR INDEPENDENT FUND DIRECTORS

For the Quarter Ended

Instructions

1.

List transactions in Reportable Securities held in any accounts where you may be deemed to have Beneficial Ownership, only if you knew at the time of the transaction, or in the ordinary course of fulfilling your Independent Director duties, you should have known, that during the 15 day period preceding your transaction or immediately following your transaction, the security was purchased or sold, or considered for purchase or sale by the Registered Funds.  You are deemed to have Beneficial Ownership of accounts of your immediate family members.

2.	This form must be submitted within 30 days after the end of the calendar quarter if you are reporting transactions.

Name of Security	Trade Date & Transaction Type	Transaction Price & Number of Shares	Quantity (including principal amount)	Broker/Institution

Certifications:

I hereby certify that the information contained in this report is accurate and that I have listed all my transactions for the quarter indicated above, with respect to Reportable Securities where I may be deemed to have Beneficial Ownership.

Date:

Print Name:

Signature:

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